EXHIBIT 4.12

    ADDENDUM TO CONVERTIBLE DEBENTURE, WARRANT TO PURCHASE COMMON STOCK AND
                         SECURITIES PURCHASE AGREEMENT


 This Addendum to Convertible Debenture, Warrant to Purchase Common Stock and Securities Purchase Agreement ("Addendum") is entered into as of the 28th day of April 2006 by and between American HealthChoice, Inc., a New York corporation ("American") and Golden Gate Investors, Inc., a California corporation ("GGI").

 WHEREAS, American and GGI are parties to that certain 4 3/4% Convertible Debenture dated as of December 29, 2005 ("Debenture"); and

 WHEREAS, American and GGI are parties to that certain Warrant to Purchase Common Stock dated as of December 29, 2005 ("Warrant"); and

 WHEREAS, American and GGI are parties to that certain Securities Purchase Agreement dated as of December 29, 2005 ("Securities Purchase Agreement"); and

 WHEREAS, the parties desire to amend the Debenture, Warrant and Securities Purchase Agreement in certain respects.

 NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, American and GGI agree as follows:

 1. All terms used herein and not otherwise defined herein shall have the definitions set forth in the Debenture.

 2. The Debenture Principal Amount shall be $1,000,000. The Purchase Price for the Debenture shall be $1,000,000. All amounts previously advanced by GGI to American, and any additional amounts advanced by GGI to American prior to the Effective Date, shall be applied to the Purchase Price

 3. Upon notification and verification that the Registration Statement for the Conversion Shares has been filed with the Securities and Exchange Commission, GGI shall immediately send via wire $200,000 of the Purchase Price.

 4. Upon notification and verification that the Registration Statement for the Conversion Shares has been declared effective by the Securities and Exchange Commission (such date, the "Effective Date"), and such shares can legally be issued to GGI, American shall immediately deliver that number of American registered Common Shares (in 50 certificates of equal amount) equal to three times $1,000,000 divided by 80% of the Volume Weighted Average Price of American's Common Shares for the five Trading Days prior to the Effective Date, registered in the name of Golden Gate Investors, Inc., to Alan L. Atlas, Esq., who shall hold the shares in trust as a joint escrow agent for American and GGI. The delivery of such shares shall occur no later than five days after the Effective Date. Upon receipt of the American registered Common Shares by Alan L. Atlas, Esq., GGI shall immediately send via wire the remainder of the Purchase Price, which shall occur no later than five days after the Effective Date. Such shares may only be released by Alan
      L. Atlas, Esq. pursuant to valid Debenture conversion notices submitted by GGI. Any shares not released to GGI for Debenture conversions shall be returned to American. It is understood that GGI shall not be considered the owner of the American Common Shares held in escrow, and GGI agrees that it will not vote the shares in escrow or exercise any control whatsoever over such shares until such time as the shares are released to GGI by the escrow agent.

 5.   The Deadline is hereby extended by an additional 60 days.

 6. The second sentence of section 3.1(a) of the Debenture is amended to read as follows: "The number of shares into which this Debenture may be converted is equal to the dollar amount of the Debenture being converted divided by the Conversion Price." Clause (i) in the definition of Conversion Price in section 3.1(a) of the Debenture shall be $0.75 regardless of the Debenture Principal Amount.

 7. The 5% monthly minimum figure in the next to last paragraph of section 3.1(a) of the Debenture is hereby changed to 3%, and the 10% monthly maximum figure in the next to last paragraph of section 3.1(a) of the Debenture is hereby changed to 30%. American may reduce the monthly maximum figure from 30% to 10% for any three calendar months (but not two consecutive calendar months) during the term of the Debenture by giving written notice of such election to GGI at least ten business days prior to the first day of the applicable calendar month.

 8. The 120% figure in the last paragraph of section 3.1(a) of the Debenture is hereby changed to 112%.

 9.   The Warrant is hereby cancelled.

 10. Except as specifically amended herein, all other terms and conditions of the Debenture and Securities Purchase Agreement shall remain in full force and effect.

 IN WITNESS WHEREOF, American and GGI have caused this Addendum to be signed by its duly authorized officers on the date first set forth above.

 American HealthChoice, Inc.                  Golden Gate Investors, Inc.

 By: /s/ John C. Stuecheli                    By: /s/ Travis W. Huff

 Name: John C. Stuecheli                      Name: Travis W. Huff

 Title: Chief Financial Officer               Title: Portfolio Manager